Exhibit 99.1

Verigy Expands Executive Team, Appoints Jorge Titinger Chief Operating Officer

CUPERTINO, Calif. - June 2, 2008 -Verigy (NASDAQ: VRGY), a premier semiconductor test company, today announced that Jorge Luis Titinger will be joining Verigy as Chief Operating Officer, effective June 9. Titinger joins Verigy’s executive team, where he will be responsible for the product line engineering, manufacturing and quality operations of the company. In this newly created role, Titinger will drive initiatives that continue to increase the company’s capability through operational discipline, integrated cross-functional activities and organizational excellence.

Titinger is an experienced senior executive with strong general management and operational background in both large and startup companies. He most recently served as senior vice president of FormFactor, Inc.’s Product Business Group. Prior to that, he held several senior executive positions at KLA-Tencor Corp., including chief manufacturing officer and executive vice president of the Global Operations and Corporate Support Groups. At Applied Materials, Inc., he served as vice president, Global Operations SBS Products.

Titinger holds a B.S. and M.S. in Electrical Engineering, and an M.S. in Engineering Management, all from Stanford University.

“Verigy has many strategic opportunities to pursue, which will add value to our customers across the industry. Jorge has a unique combination of strengths in developing and executing strategies, implementing initiatives across many areas of a business, and building effective and results-oriented teams,” said Keith Barnes, chairman, CEO and president, Verigy. “As Verigy celebrates our second anniversary as an independent company, Jorge’s broad, hands-on management experience will be a welcome reinforcement to our ongoing and growing success.”

About Verigy

Verigy designs, develops, manufactures, sells and services advanced semiconductor test systems and solutions for the flash memory, high-speed memory and system-on-chip (SoC) markets. Verigy’s scalable platforms are used by leading companies worldwide in design validation, characterization, and high-volume manufacturing test. Advanced analysis tools accelerate design debug and yield ramp processes for Verigy’s customers. Information about Verigy can be found at www.verigy.com.

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Editorial Contact:

Jana Knezovich

Media Relations Manager

Telephone +1 (408) 864-5987

Email: jana.knezovich@verigy.com